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                                                                   EXHIBIT 10.22

                    EMPLOYMENT AND NON-SOLICITATION AGREEMENT


         THIS EMPLOYMENT AND NON-SOLICITATION AGREEMENT (the "Agreement"), dated as of September 30, 2003, is by and between DELTA APPAREL, INC., a Georgia corporation (the "Company"), and Herbert M. Mueller, a Georgia resident ("Executive").

         WHEREAS, Executive and the Company want to enter into a written agreement providing for the terms of Executive's employment by the Company, such agreement to replace and supersede that certain Employment and Non-Solicitation Agreement between Executive and the Company dated November 7, 2000 (the "Prior Agreement"); and

         WHEREAS, Executive agrees that the Company's promises set out in this Agreement provide good and sufficient consideration for the promises of Executive set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Employment. Executive agrees to continue his employment with the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. This Agreement shall replace and supersede the Prior Agreement, the term of which shall end upon the signing of this Agreement. Executive agrees during the term of this Agreement to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties to the Company and to the furtherance of the Company's business.

                  Executive's initial job title will be Vice President, CFO and Company Treasurer and his duties will be those as are designated by the Chief Executive Officer of the Company.


         2. Compensation.

                  (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $200,000.00 ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Company.

                  (b) Incentive Bonus. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's Short-Term Incentive Compensation Plan as in effect from time to time. Any cash compensation payable under this paragraph shall be referred to as "Incentive Compensation" in this Agreement.

                  (c) Executive Perquisites. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to receive such executive perquisites and fringe benefits as are provided to the executives in comparable positions and their families under any of the Company's plans and/or programs in effect from time to time for which Executive is eligible to participate and to receive such other benefits as are customarily available to executives of the Company and their families, including, without limitation, vacations and life, medical and disability insurance.

                  (d) Tax Withholding. The Company shall have the right to deduct from any compensation payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other taxes or charges as may now be in effect or that may hereafter be enacted or required.

                  (e) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing his duties hereunder, including, but not limited to, reasonable travel expenses for Executive. As a condition to such payment or reimbursement, however, Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

         3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 hereof, the term of this Agreement (the "Term") shall commence as of the date hereof and shall continue until December 31, 2006.

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         4. Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, Executive's employment under this Agreement shall terminate as follows:

                  (a) Death. Executive's employment shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of six (6) months after the date of Executive's death if Executive is employed by the Company on date of his death.

                  (b) Termination for Cause. The Company may terminate Executive's employment at any time for "Cause" (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, "Cause" shall mean any of the following: (i) Executive's commission of a felony or a crime involving moral turpitude; (ii) Executive's commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company or any of its affiliates; (iii) Executive's embezzlement of funds or assets from the Company or any of its affiliates; (iv) evidence sufficient to conclude that Executive is addicted to any alcoholic, controlled or illegal substance or drug; (v) Executive's commission of any act or omission of gross negligence or willful misconduct in the performance of his duties to the Company; or (vi) Executive's failure to correct or cure any material breach of or default under this Agreement not described in any of the preceding clauses within ten (10) days after receiving written notice of such breach or default from the Company. Determinations pursuant to this section shall be made by the Compensation Committee of the Company's Board of Directors, if any, and otherwise by the Company's Chief Executive Officer.

                  (c) Termination Without Cause. The Company may terminate Executive's employment at any time for any or no reason by delivering a written termination notice to Executive.

                  (d) Termination by Executive. Executive may terminate his employment at any time by delivering sixty (60) days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in
Section 5 hereof shall apply or be payable to Executive only if such termination occurs as a result of a material breach by the Company of any provision of this Agreement which breach is not cured within ten (10) days after the Chief Executive Officer of the Company receives from Executive a written notice detailing such breach.

                  (e) Termination Following Disability. In the event Executive becomes "disabled" (as defined in the Company's disability insurance policy as in effect on the date of such disability) and is unable to perform his material duties and responsibilities hereunder for a period of at least ninety (90) days in the aggregate during any one hundred twenty (120) consecutive day period, the Company may terminate Executive's employment by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive his full Base Salary and benefits to which he is entitled under this Agreement for a period of six (6) months after the effective date of such termination.

                  (f) Payments. Following any expiration or termination of this Agreement or Executive's employment hereunder, and in addition to (but not in duplication of) any amounts owed pursuant to Section 5 hereof, the Company shall pay to Executive all amounts earned by Executive hereunder prior to the date of such expiration or termination.

                  (g) Non-Disparagement. Executive agrees that during and following the termination of his employment he will not publicly (or in a manner he reasonably should have expected to be made public) disparage or otherwise make negative comments regarding the Company, its employees or its affiliates, provided, however, that the foregoing shall in no way restrict the Executive from in good faith reporting any concerns that he may have to (i) any authority within the Company designated to receive complaints or concerns from employees, including, without limitation, the Company's Board of Directors or a committee thereof, or (ii) any regulator or other governmental authority with supervisory responsibility for the Company (including, without limitation, the Securities and Exchange Commission) or the Company's independent auditors.

         5. Certain Termination Benefits. In the event that:

                  (i)      the provisions of Section 6 do not apply;

                  (ii) either (y) the Company terminates Executive's employment without Cause pursuant to Section 4(c) or
                           (z) Executive terminates his employment pursuant to
                           Section 4(d) as a result of an uncured material breach by the Company of any provision of this Agreement; and

                  (iii) the Executive executes and delivers the release contemplated in Section (f) below,

                  then in such case the Company will provide Executive the benefits described in subsection (a) below and, if


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                  and to the extent that Executive is eligible to participate in such plans, subsections (b) through (c) below.

                  (a) Base Salary and Incentive Compensation. For a period of twelve (12) months following the termination, the Company shall continue to pay to Executive (i) his Base Salary (as in effect as of the date of his termination) and (ii) Incentive Compensation (in an aggregate amount equal to the cash Incentive Compensation received by the Executive for the most recent fiscal year prior to his termination).

                  (b) Life and Group Disability Insurance. If and to the extent that the Company's plans in effect from time to time permit such coverage, the Company shall continue to provide Executive with the opportunity to obtain group life and disability insurance coverage for a period of twelve (12) months following termination at coverage levels and rates equal to those applicable to Executive immediately prior to such termination or, if different, as provided to other executive level employees during such twelve-month period.

                  (c) Medical Insurance. If and to the extent that the Company's plans in effect from time to time permit such coverage, the Company shall continue to provide Executive and his family with the opportunity to obtain group medical insurance coverage under the Company's medical plans (as the same may change from time to time) or other substantially similar health insurance for a period of twelve (12) months following termination at coverage levels and rates equal to those applicable to Executive immediately prior to such termination or, if different, as provided to other executive level employees during such twelve-month period or, at the Company's option, pay COBRA premiums during such twelve-month period.

                  (d) Offset. Any fringe benefits received by Executive in connection with any other employment accepted by Executive that are reasonably comparable, even if not necessarily as beneficial to Executive, to the fringe benefits then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5, shall be deemed to be the equivalent of such benefits, and shall terminate the Company's responsibility to continue providing the fringe benefits package, taken as a whole, then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5. The Company agrees that if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

                  (e) Payment Default. Any amounts owed by the Company to Executive under this Section 5 that are not paid when due shall bear interest at a rate of 10% per annum.

                  (f) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims he might have relating to Executive's employment with the Company and cessation thereof; provided, however, that there may properly be excluded from the scope of such general release the following:

                           (i) claims that Executive may have against the
                  Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

                           (ii) claims that may be made by the Executive for
                  payment of Base Salary, bonuses, fringe benefits, stock upon vesting of inactive stock awards, stock upon exercise of stock options properly due to him, or other amounts or benefits due to him under this Agreement;

                           (iii) claims respecting any matters for which the
                  Executive is entitled to be indemnified under the Company's Certificate of Incorporation or By-laws or applicable law respecting third party claims asserted or third party litigation pending or threatened against the Executive; and

                           (iv) any claims prohibited by applicable law from
                  being included in the release.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive that Executive identifies in writing to the Company at the time of such termination.

         6. Effect of Change of Control.

                  (a) If within one (1) year following a "Change of Control" (as hereinafter defined), Executive terminates his employment with the Company for "Good Reason" (as hereinafter defined) or the Company terminates

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Executive's employment for any reason other than Cause, death or disability (as defined in Section 4(e)), the Company shall pay to Executive: (i) an amount equal to one times the Executive's Base Salary as of the date of termination; and (ii) an amount equal to the cash Incentive Compensation received by the Executive for the most recent fiscal year prior to his termination. In addition, the Company shall provide the Executive with out-placement assistance. In addition, the Company shall continue to provide the Executive with the opportunity to obtain coverage under the Company's various welfare and benefit plans, including retirement and group healthcare, dental and life in which Executive participates at the time of termination, for the period equal to twelve (12) months from the date of termination at coverage levels and rates substantially equal to those applicable to Executive immediately prior to such termination.

                  (b) "Change of Control" shall mean the date as of which: (i) there shall be consummated (1) any consolidation or merger of the Company other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the majority ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock; or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding anything to the contrary herein, the consummation of the transactions contemplated by the Stock Purchase Agreement by and among the Company, M.J. Soffe Co., a North Carolina company ("Soffe"), and the shareholders of Soffe, shall not constitute or give rise to a "Change of Control" within the meaning of this Agreement.

                  (c) "Good Reason" shall mean any of the following actions taken by the Company without the Executive's written consent after a Change of
Control:

                           (i) the assignment to the Executive by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in Executive's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for disability (as provided in Section 4(e)) or Cause or as a result of Executive's death, except to the extent that a change in duties relates to the elimination of responsibilities attendant to the Company's no longer being a publicly traded company;

                           (ii)     a reduction by the Company in the
                                    Executive's Base Salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be increased from time to time during the term of his Agreement;

                           (iii) the Company shall require the Executive to be based anywhere other than at or within a 25-mile radius of the Company's principal executive offices or the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses reasonably incurred in connection with such move;

                           (iv) a significant increase in Executive's required travel on behalf of the Company;

                           (v) the Company shall fail to continue in effect any Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control (other than the Incentive Stock Award Plan or the Company's stock option plan) and pursuant to which Executive has received awards or benefits and that provides (A) incentive or bonus compensation, (B) fringe benefits such as vacation, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, or (D) retirement benefits such as a Internal Revenue Code Section 401(k) plan, except to the extent that such plans taken as a whole are replaced with substantially comparable plans;

                           (vi) any material breach by the Company of any provision of this Agreement which is not cured within ten (10) days of the Company's receipt from Executive of notice thereof; and

                           (vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 12.

                  (d) "Potential Change of Control" shall mean the date as of which (i) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of directors of the Board of Directors of the Company are solicited by anyone other than the Company; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or
(iv) any other event occurs which is deemed to be a Potential Change of Control by the Board of Directors of the Company and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

                  (e) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 5 or 6(a) hereof ("Compensation Payments"), and (ii) the Company determines, based upon the advice of tax counsel, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under the Internal Revenue Code of 1986, as amended (the "Code"), Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments would be reportable by the Company as an "excess parachute payment" under Code Section 280G, such Compensation Payments shall be reduced to the extent necessary to cause the aggregate present value (determined in accordance with Code Section 280G and applicable regulations promulgated thereunder) of the Executive's Parachute Payments to equal 2.99 times the "base amount" as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction in each case of tax imposed on and payable by the Executive under Section 4999 of the Code ("Excise Tax"). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by a firm of independent auditors selected by the Company.

                  (f) The parties hereto agree that the payments provided under
Section 6(a) above are reasonable compensation in light of Executive's services rendered to the Company and that neither party shall assert that the payment of such benefits constitutes an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

                  (g) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         7. Non-Competition. Executive agrees that during the Term and for a period of four months from the date of the termination of Executive's employment with the Company pursuant to Sections 4(b), 4(c), 4(d), 4(e) or 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5, he will not, directly or indirectly, compete with the Company by providing to any company that is in a "Competing Business" services substantially similar to the services provided by Executive at the time of termination. Competing Business shall be defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear tee shirts in the United States of America (the "Restricted Territory"), and Executive's employment function or affiliation is directly or indirectly in such business of activewear tee shirt manufacturing or marketing.

         8. Non-Solicitation. For a period of two years after the later of the expiration of the Term or the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates (other than through general advertisements not directed at any particular employee or group of employees), nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees, or (b) solicit, entice or induce any customer or supplier of the Company (or any actively sought customer or supplier of the Company) at the time of expiration or termination for or on behalf of any Competing Business in the Restricted Territory.

         9. Non-Disclosure of Trade Secrets. During and prior to the Term of this Agreement, Executive has had access to and became familiar with and will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company and its affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company and/or its affiliates and regularly used in the operation of its or their business, and as to which the Company and/or its affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company and/or its affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company and/or its affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company and/or its affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the Term or at any time after the expiration of the Term or the termination of Executive's employment with the Company for any reason whatsoever, except as required in the course of his employment under this Agreement, as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company and/or its affiliates, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and/or its affiliates (as the case may be) and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company and/or its affiliates (as the case may be) (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Chief Executive Officer of the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board of Directors of the Company. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets. The rights granted to the Company and/or its affiliates in this Section 9 are intended to be in addition to and not in replacement of any protection of trade secrets provided by equity, any statute, judicially created law or other agreement.

         10. Remedies. In the event that Executive violates any of the provisions of Sections 7, 8 or 9 hereof (the "Protective Covenants") or fails to provide the notice required by Section 4(d) hereof, in addition to any other remedy that may be available at law, in equity or hereunder, the Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise of any Company granted stock options or incentive stock awards or upon lapse of the restrictions on any grant of restricted stock to the extent such options or rights were exercised, or such restrictions lapsed, subsequent to the commencement of the six-month period prior to the termination of Executive's employment. In addition, Executive acknowledges and agrees that any breach of a Protective Covenant by him will cause irreparable damage to the Company and/or its affiliates, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity or hereunder, the Company, and/or its affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by him.

         11. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. The provisions of this Agreement are severable. The covenants on the part of the Executive contained in the Protective Covenants shall be construed as independent covenants and agreements of the Executive, independently supported by good and adequate consideration, shall be construed independently of the other provisions in this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of the covenants of Executive contained in this Agreement. The parties in no way intend to include a provision that contravenes public policy. Therefore, if any of the provisions, clauses, sentences, or paragraphs, or portions ("provisions") of this Agreement is unlawful, against public policy, or otherwise declared void or unenforceable, such provision shall be deemed excluded from this Agreement, which shall in all other respects remain in effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. If any Court should construe any portion of this Agreement to be too broad to prevent enforcement to its fullest extent then such portion shall be enforced to the maximum extent that the Court finds reasonable and enforceable.

         12. Miscellaneous.

                  a. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by reputable overnight express delivery service or reputable same-day local courier service, or (iv) delivered by telex or facsimile transmission, with confirmed receipt, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 12(a):


                                    If to the Company:

                                    Delta Apparel, Inc.
                                    2750 Premiere Parkway
                                    Suite 100
                                    Duluth, Georgia 30047
                                    Attn:  Chief Executive Officer
                                    Fax No.: (678) 775-6999


                                    If to Executive:

                                    Herbert M. Mueller
                                    375 Oxford Meadow Run
                                    Alpharetta, Georgia 30004


                           Notices delivered personally or by overnight express
delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three (3) business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

                  b. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

                  c. Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver, termination or discharge of any term or condition of this Agreement be so binding, unless confirmed in writing and signed by the parties to this Agreement.

                  d. Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Georgia. This Agreement is governed by, and construed in accordance with, the laws of the State of Georgia without giving consideration to the conflict of laws provisions thereof. If any action is brought to enforce or interpret this Agreement, the parties consent to the jurisdiction and venue of the Federal District Court for the Northern District of Georgia and any state or superior court located in Fulton or Gwinett Counties, Georgia.

                  e. Enforcement. Executive agrees that upon Executive's violation or threatened violation of any of the provisions of this Agreement, the Company shall, in addition to any other rights and remedies available to it, at law, in equity, or otherwise, be entitled to specific performance and injunctive relief including, without limitation, an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation or threatened violation of the provisions of this Agreement and Executive consents to the issuance of such injunction without the necessity of bond or other security in the event of a breach or threatened breach by him of this Agreement. Furthermore and notwithstanding anything to the contrary in this Agreement, the Company shall, in addition to any other rights or remedies available to it, at law, in equity, or otherwise, be entitled to reimbursement of court costs, reasonable attorneys' fees, and any other expenses reasonably incurred by it or its affiliates as a result of a breach or threatened breach of this agreement by Executive.

                  f. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

                  g. Costs. Except as provided in Section 12(e) above or except as provided below, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses (including, without limitation, attorneys' fees); provided, however, that in the event Executive incurs costs or expenses in connection with successfully enforcing this Agreement following a Change of Control, the Company shall reimburse the Executive for all such reasonable costs and expenses (including, without limitation, attorneys' fees).

                  h. Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate as and when otherwise payable.

                  i. Assignment. The rights, duties and benefits to Executive hereunder are personal to him, and no such right, duty or benefit may be assigned by him without the prior written consent of the Company. The rights and obligations of the Company shall inure to the benefit and be binding upon it and its successors and assigns, which assignment shall not require the consent of Executive.

                  j. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective executors, administrators, successors, personal representatives, heirs and assigns permitted under subsection 12(i) above.

                  k. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity (other than affiliates of the Company as provided herein) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  l. Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

                  m. Construction. The parties agree that this Agreement was freely negotiated among the parties and that Executive has had the opportunity to consult with an attorney in negotiating its terms. Accordingly, the parties agree that this Agreement shall not be construed in favor of any party or against any party. The parties further agree that the headings and subheadings are for convenience of the parties only and shall not be given effect in the construction of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         IMPORTANT: READ CAREFULLY BEFORE SIGNING


                                    "Company"

                                    DELTA APPAREL, INC.


                                    By:
                                       ------------------------------

                                    Name: Robert W. Humphreys

                                    Title: President & CEO


                                    "Executive"


                                    ----------------------------------

                                    Herbert M. Mueller